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                                                                    EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT
Board of Directors and Stockholders
Reinsurance Group of America, Incorporated:

We consent to the incorporation by reference in this Registration Statement and in Post-Effective Amendment No. 2 to Registration Statements Nos. 333-55304, 333-55304-01 and 333-55304-02 of Reinsurance Group of America, Incorporated and subsidiaries on Form S-3 of our report dated February 5, 2001 appearing in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated and subsidiaries for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statements.

/s/ Deloitte & Touche LLP


St. Louis, Missouri
November 26, 2001